 Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between GLENN PRILLAMAN (“Employee”) and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Company”), is effective as of July 22, 2016 (the “Effective Date”).

WHEREAS, the Company desires to assure that it will have the benefit of the continued service and experience of the Employee, who is a principal executive officer of the Company and an integral part of its management, and the Employee is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1.     Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.

2.     Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue through December 31, 2017 and shall automatically renew for additional one-year periods thereafter unless either party gives notice on or before November 1 of any calendar year that employment under this Agreement will not continue for an additional period of one year beginning on the following January 1.

3.     Compensation.

a.   Salary. During the Employee’s employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of at least $255,000, with upward adjustments as the Board of Directors of the Company shall deem appropriate (the “Salary”). The Salary shall be payable to the Employee in accordance with the Company’s usual paying practices, but not less frequently than monthly.

b.   Annual Bonus. In addition to Salary, the Employee shall be eligible to receive a target annual bonus of 100% of his Salary for each fiscal year of the Company while this Agreement is in effect, subject to performance (the “Annual Bonus”). The Annual Bonus for any fiscal year shall be related to the achievement of certain performance thresholds and objectives to be set at the beginning of each fiscal year by the Board of Directors of the Company (the “Board”). The Annual Bonus (if any) shall be payable promptly following a determination by the Board that the applicable performance criteria have been satisfied but no later than March 15th of the next following year. Nothing in this Section 3(b) shall prohibit Employee from receiving any other bonus amount payable pursuant to any plan approved by the Compensation Committee of the Board of Directors of the Company.

c.   Other Benefits. The Employee shall also be eligible to participate in such employee benefit plans and receive such other fringe benefits as are afforded generally by the Company to its senior personnel, subject to the terms and conditions of such plans as in effect from time to time.

d.   Directors and Officers Insurance. The Company shall maintain directors and officers liability insurance for the benefit of Employee in connection with Employee’s employment with the Company.

e.   Paid Time Off. During the Term, Employee shall be entitled to at least four (4) weeks of paid time off (“PTO”) for vacation and illness in each calendar year in accordance with Company policy.

f.    Business Expenses. During the Term, the Company shall reimburse Employee for documented, reasonable and necessary business expenses incurred on its behalf in performing Employee’s duties and promoting the business of the Company, in accordance with Company policy.

4.     Duties. The Employee shall continue to perform the duties of President and Chief Executive Officer of the Company and shall, under the direction of the Board, faithfully and to the best of his ability perform such duties and such other duties and responsibilities as may be reasonably assigned by the Board from time to time, including service as an officer or director of any subsidiaries of the Company.

5.     Extent of Services. During the Employee’s employment hereunder, the Employee shall devote his entire working time, attention and energy to the business of the Company and shall not be engaged in any other active business of any kind except as authorized by the Board.

6.     Non-competition Restriction.

a.   During the Restricted Period (as defined below), in the event Employee receives severance payments pursuant to Section 17(b), the Employee shall not: (i) engage in Competitive Activity (as defined below) within or with respect to the Prohibited Territory (as defined below); or (ii) assist any entity or person to engage in Competitive Activity within or with respect to the Prohibited Territory, whether as an owner, investor, executive, consultant or otherwise.  In interpreting the foregoing, the Employee agrees, for example, that communications about furniture to be delivered to a location within the Prohibited Territory (whether such communication is by telephone, e-mail, or otherwise) would constitute the Employee engaging in activity “within or with respect to the Prohibited Territory” regardless of where the Employee may be physically located at the time of that communication.

b.   The “Restricted Period” means: (i) the period of time that the Employee is employed by the Company; and (ii) the 12 month period following Employee’s last day of employment with the Company (the “Separation Date”).

c.   “Competitive Activity” means: (i) engaging in work for a competitor of the Company that is the same as or substantially similar to the work the Employee performed on behalf of the Company; and/or (ii) engaging in an aspect of the Restricted Business (as defined below) that the Employee was involved with on behalf of the Company.  Notwithstanding the preceding, passively owning less than 3% of a public company shall not constitute by itself Competitive Activity or assisting others to engage in Competitive Activity.

d.   The “Restricted Business” means: (i) the business engaged in by the Company as of the Separation Date; and (ii) the business of designing, sourcing, manufacturing, marketing, distributing and selling wood furniture for the residential market in the United States.

e.   “Prohibited Territory” means: (a) the United States; and (b) each country in which the Company had sales at any time during the 12 months prior to the Separation Date.  As a senior executive for the Company, the Employee acknowledges and agrees that he has duties and responsibilities with respect to all of the Company’s business and that such business extends throughout the United States.

7.     Non-interference Restriction.

a.   During the Restricted Period, in the event Employee receives severance payments pursuant to Section 17(b), the Employee shall not: (i) solicit, encourage, or cause any Restricted Partner (as defined below) not to do business with or to reduce any part of its business with the Company; (ii)  solicit, encourage, or cause any Restricted Partner to do business with any Company competitor; (iii) make any disparaging comments about the Company or its business, products, directors or employees, whether in writing, verbally, or on any online forum; (v) assist or encourage anyone else to engage in any of the conduct prohibited by this Section; or (vi) allow any of the Employee’s immediate family members or any entity controlled by the Employee to engage in any of the conduct prohibited by this Section

b.   “Restricted Partner” means: (i) each Company supplier, independent sales representative, customer, financing source, or other business partner (each, a “Partner”) with whom the Employee had business contact or communications at any time during the 12 months prior to the Separation Date; (ii) each Company Partner for whom the Employee supervised or assisted with the Company’s dealings at any time during the 12 months prior to the Separation Date; (iii) each Company Partner about whom the Employee received Confidential Information (as defined below) at any time during the 12 months prior to the Separation Date; and (iv) each prospective Company Partner with whom the Employee had business contact or communications at any time during the six months prior to the Separation Date.

8.     Non-solicitation of Employees.  Except with the prior consent in writing of the Board, the Employee shall not during the Restricted Period directly or indirectly, on his own behalf or on behalf of any other person, hire, attempt to hire, employ in any capacity, solicit the employment of, offer employment to, entice away, or in any other manner persuade or attempt to persuade to leave, any person who is then or was at any time during the preceding six months employed by the Company.

9.     Confidential Information. The Employee further agrees to keep confidential and not use for his personal benefit or for any other person’s benefit any and all proprietary information received or developed by the Employee during his employment with the Company relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods or customers of the Company (“Confidential Information”). Notwithstanding the foregoing, Employee shall be authorized to disclose Confidential Information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such demand for disclosure (unless such notice is prohibited by law);  and (ii) with the prior written consent of the Board.

“Confidential information” shall not include any information that is generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties.  This Agreement, however, does not prohibit communications directly with the Securities and Exchange Commission about any possible securities law violation.

10.   Return of Property.  All property, documents, data, and Confidential Information prepared or collected by the Employee as part of the Employee’s employment with the Company, in whatever form, are and shall remain the property of the Company.  The Employee shall return upon the Company’s request at any time (and, in any event, before the Employee’s employment with the Company ends) all documents, data, Confidential Information, and other property belonging to the Company in the Employee’s possession or control, regardless of how stored or maintained and including all originals, copies and compilations.

11.   Developments.  The Employee hereby assigns and agrees in the future to assign to the Company the Employee’s full right, title and interest in all Developments (as defined below).  In addition, all copyrightable works that the Employee has created or creates in the course of or related to the Employee’s employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company. “Developments” means any design, invention, formula, process, development, innovation or improvement made, conceived or first reduced to practice by the Employee, solely or jointly with others, during the Employee’s employment with the Company and that was developed using the equipment, supplies, facilities or trade secret information of the Company or that relates at the time of conception or reduction to practice to: (a) the business of the Company, or (b) any work performed by the Employee for the Company.

12.   Specific Enforcement. It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in Sections 6 through 16 are reasonable and necessary to protect the legitimate interests of the Company, that monetary damages alone are not an adequate remedy for any breach of such provisions, and that any violation thereof would result in irreparable injuries to the Company. The Employee therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

13.   Severability and Extension. If a court of competent jurisdiction determines that any part of Sections 6 through 16 is not enforceable, then the parties request that such court modify such provision in order to render such provision not unenforceable and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.  If the Employee violates any of the restrictions contained in Sections 6 through 8, the Restricted Period shall not run in favor of the Employee from the time of the commencement of any such violation until such time as such violation shall cease.

14.   Breach. If after Employee’s termination of employment, Employee breaches (other than an unintentional and immaterial breach) the post-employment restrictions in this Agreement and fails to cure the breach to the satisfaction of the Board, as determined in its sole discretion, within fifteen (15) days after receipt of written notice of the breach from the Company, in addition to any other remedy available at law or in equity to the Company, the Company’s obligation to make or provide payments or benefits (other than the Accrued Benefits) under Section 17 shall cease.

15.   Certain Affiliates.  The “Company” as used in Section 6 and 7 shall mean: (a) the Company as defined above; and (b) any Company subsidiary or affiliate with or for whom the Employee performed services or had responsibilities at any time during the 12 months prior to the Separation Date.   The “Company” as used in Sections 8 through 14 shall mean the Company and its subsidiaries and affiliates.

16.   Survival.  Section 6 and 7 shall survive termination of Employee’s employment in the event Employee receives severance payments pursuant to Section 17(b). Any termination of Employee’s employment or of this Agreement shall have no effect on the continuing operation of Sections 8 through 16.

17.   Termination of Employment and Severance Payments.

a.   Termination for Cause. During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for Cause (as defined below) upon written notice specifying the cause and date of termination. Upon termination for Cause, Employee shall be entitled to no further payments or benefits under this Agreement, other than: (i) any unpaid salary earned or accrued through the date of termination, (ii) any accrued but unused PTO, (iii) any reimbursement for business expenses owed to Employee by the Company, and (iv) any other previously unpaid payments to which Employee may be entitled through the date of termination under the terms of any applicable employee benefit plan (including COBRA, disability or death benefit plans) of the Company (collectively, the “Accrued Benefits”).

For purposes of this Agreement, “Cause” means gross or willful neglect of duty which is not corrected after 30 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the commission of a felony or a crime involving moral turpitude.

b.  Termination without Cause; Resignation for Good Reason. During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for any reason other than Cause, death or Disability, upon written notice specifying the date of termination; or Employee may terminate the Employee’s employment under this Agreement at any time for Good Reason (as defined below) upon written notice specifying the date of termination, and in either case, the Employee shall be entitled to the payments provided under this Section 17(b).  In the event (i) the Company terminates the Employee’s employment for reasons other than Cause, death or Disability, (ii) the Employee terminates the Employee’s employment for Good Reason, or (iii) the Employee terminates the Employee’s employment under this Agreement without Good Reason and the Company elects to make the following severance payments in order to have the non-competition restriction in Section 6 and the non-interference restriction in Section 7 be effective,  then the Employee shall be entitled to the Accrued Benefits and, provided Employee signs, delivers and does not revoke a Release (as defined below) and the Release has become effective no later than the 30th day after the date of termination, shall be entitled to severance payments as follows: for 12 months following the date of termination, monthly payments equal to one-twelfth of the sum of (i) the Employee’s Salary in effect at the date of termination, plus (ii) an amount equal to the highest of the Annual Bonuses paid to the Employee for the two fiscal years preceding the fiscal year in which Employee’s employment terminates. Such payments shall commence with the next regular payroll date on or following the 30th day after the date of termination (or such other date as may be required by Section 409A pursuant to Section 24 below).

For purposes of this Agreement, “Good Reason” means any of the following events occur without Employee’s consent: (i) a 10% or more diminution in the Employee’s Salary; (ii) a material diminution in the Employee’s authority, duties, or responsibilities; (iii) a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company or its ultimate parent following a Change in Control (as defined in the Change in Control Agreement as defined in Section17(e) below); (iv) a change of more than 50 miles in the geographic location at which the Employee must perform the services from the Company’s offices in High Point, North Carolina; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that Good Reason shall not exist unless the Employee has provided written notice to the Company of the event within 30 days after its initial occurrence and the Company has failed to cure such event within 30 days after its receipt of Employee’s notice, and unless Employee’s employment terminates within two years after the initial occurrence of the event.

For purposes of this Agreement, “Release” means a general release of claims against the Company and its subsidiaries and affiliates, and their respective directors, employees, benefit plans, attorneys, and owners, on a form reasonably determined by the Company (which shall have no post-employment obligation or limitation in it other than as set forth in this Agreement hereof, and shall except out rights of indemnification, rights to directors and officers liability insurance coverage and amounts due under this Agreement).

c.   Termination in Event of Death or Disability. If the Employee dies or incurs a Disability (as defined below) during the Term, his employment under this Agreement shall terminate, and Employee or his estate shall be entitled to no further payments or benefits under this Agreement other than the Accrued Benefits and the payment described in the following sentence. If the Employee’s employment is terminated pursuant to this Section 17(c), the Employee or Employee’s estate shall be entitled to a pro-rated Annual Bonus payment for the year of termination in an amount equal to the amount determined by multiplying the Annual Bonus (if any) which would otherwise have been payable for the full fiscal year in which the termination occurs by a fraction, the numerator of which is the number of days the Employee was employed during such fiscal year and the denominator of which is 365, payable at the same time such bonuses are paid to similarly-situated active employees of the Company in accordance with Section 3(b) above.

For purposes of this Agreement, “Disability” means that either (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

d.  Resignation without Good Reason. During the Term, the Employee may terminate the Employee’s employment under this Agreement at any time without Good Reason, upon 30 days’ advance written notice (which the Board may choose to waive in its sole discretion). Upon termination without Good Reason, Employee shall be entitled to no further payments or benefits under this Agreement, other than the Accrued Benefits or the severance payments contemplated by Section 17(b) in the event the Company has elected to make such payments in order to have the non-competition restriction in Section 6 and the non-interference restriction in Section 7 be effective.

e.   Coordination with Change in Control Agreement. If in connection with any termination of his employment, the Employee is or becomes entitled to any severance payments or benefits upon such termination pursuant to the Change in Control Protection Agreement between the Company and the Employee dated as of December 11, 2015, as amended (the “Change in Control Agreement”), then Employee shall not be entitled to any payments or benefits under Section 17(b) of this Agreement.

f.    Resignation from Company Offices. Unless the Company agrees in writing to waive this requirement, upon termination of Employee’s employment for any reason, Employee agrees to promptly resign as an officer, director or manager of any member of the Company and its subsidiaries and affiliates.

g.   No Mitigation. Employee shall not be required to mitigate any amounts payable under this Agreement and no such amounts shall be offset or reduced by the amount of any compensation or benefits from any subsequent employment.

18.   Notices.

a.   If to the Company:

Stanley Furniture Company, Inc.

200 North Hamilton Street

No. 200

High Point, NC  27260

b.   If to the Employee:

Glenn Prillaman

[Address]

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

19.   Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.

20.   Entire Agreement. This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company, excluding the Change in Control Agreement. It may be changed only by an agreement in writing signed by both parties hereto.

21.   Governing Law and Exclusive Venue. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the choice of law principles of any jurisdiction.  Each party agrees that any litigation under this Agreement shall occur exclusively in a state or federal court in Guilford County, North Carolina and in no other venue.  As such, each party irrevocably consents to the jurisdiction of and venue in the courts in Guilford County, North Carolina for all disputes with respect to this Agreement.  Executive agrees to service of process in any such dispute via FedEx to Executive’s last home address in the Company’s records, without limiting other service methods allowed by applicable law.  The parties agree that the terms in this Section are material to this Agreement, and that they will not challenge the enforceability of this Section in any forum.

22.   Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and the Employee, his heirs, beneficiaries and legal representatives. The Employee irrevocably consents to any assignment or transfer of this Agreement to a Company affiliate or to a successor to all or part of the Company’s business or assets.  As used in this Agreement, the “Company” shall include the Company as defined above and any affiliated entity or successor to which this Agreement is assigned or transferred.

23.   Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine is required to be withheld pursuant to any applicable law or regulation.

24.   Section 409A.

a.   It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject the Employee to payment of any interest or additional tax imposed under Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.

b.   To the extent a payment or benefit is nonqualified deferred compensation subject to Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Employee is deemed on the date of a separation from service (within the meaning of Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of the Employee’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.   For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

d.   With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year above written.

COMPANY:

STANLEY FURNITURE COMPANY, INC.

By:

/s/T. Scott MchIlhenny, Jr.

T. Scott McIlhenny, Jr., Chairman,

Compensation and Benefits Committee

EMPLOYEE:

/s/Glenn Prillaman

Glenn Prillaman